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                           TRANSFER AGENT AGREEMENT

This Agreement, dated as of December 31, 2006, is between Ameriprise Certificate Company (the "Company"), a Delaware corporation, and RiverSource Service Corporation (the "Transfer Agent"), a Minnesota corporation.

In consideration of the mutual promises set forth below, the Company and the Transfer Agent agree as follows:

1. Appointment of the Transfer Agent. The Company hereby appoints the Transfer Agent, as transfer agent for its face-amount certificates and as certificate owner servicing agent for the Company, and the Transfer Agent accepts such appointment and agrees to perform the duties set forth below.

2.       Compensation.

         (a) The Company will compensate the Transfer Agent for the performance of its obligations as set forth in Schedule A. Schedule A does not include out-of-pocket disbursements of the Transfer Agent for which the Transfer Agent shall be entitled to bill the Company separately.

         (b) The Transfer Agent will bill the Company monthly. The fee shall be paid in cash by the Company to the Transfer Agent within five (5) business days after the last day of each month.

         (c) Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule B. Reimbursement by the Company for expenses incurred by the Transfer Agent in any month shall be made as soon as practicable after the receipt of an itemized bill from the Transfer Agent.

         (d) Any compensation jointly agreed to hereunder may be adjusted from time to time by attaching to this Agreement a revised Schedule A, dated and signed by an officer of each party.

3. Documents. The Company will furnish from time to time such certificates, documents or opinions as the Transfer Agent deems to be appropriate or necessary for the proper performance of its duties.

4.       Representations of the Company and the Transfer Agent.

         (a) The Company represents to the Transfer Agent that all outstanding face-amount certificates are validly issued, fully paid and non-assessable by the Company. When face-amount certificates are hereafter issued in accordance with the terms of the Company's Certificate of Incorporation and the applicable prospectus or other governing documents, such face-
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                  amount certificates shall be validly issued, fully paid and non-assessable by the Company.

         (b)      The Transfer Agent represents that it is registered under
                  Section 17A(c) of the Securities Exchange Act of 1934. The Transfer Agent agrees to maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement and to comply with all applicable laws.

5. Duties of the Transfer Agent. The Transfer Agent shall be responsible, separately and through its subsidiaries or affiliates, for the following functions:

         (a)      Sale of Face-amount Certificates.

                  (1) On receipt of an application and payment, wired instructions and payment, or payment identified as being for the account of a certificate owner, the Transfer Agent will deposit the payment, prepare and present the necessary report to the custodian of the Company (the "Custodian") and record the purchase of face-amount certificates in a timely fashion in accordance with the terms of the prospectus. All face-amount certificates shall be held in book entry form, and no certificate shall be issued unless the Company is permitted to do so by the prospectus or other governing documents.

                  (2) On receipt of notice that payment was dishonored, the Transfer Agent shall stop surrenders of all face-amount certificates owned by the purchaser related to that payment, place a stop payment on any checks that have been issued to redeem face-amount certificates of the purchaser and take such other action as it deems appropriate.

         (b) Withdrawal of Face-amount Certificates. On receipt of instructions to surrender face-amount certificates in accordance with the terms of the applicable prospectus or other governing documents, the Transfer Agent will record the surrender of face-amount certificates, prepare and present the necessary report to the Custodian and pay the proceeds of the surrender to the certificate owner, an authorized agent or legal representative upon the receipt of the monies from the Custodian.

         (c) Transfer or Other Change Pertaining to Face-amount Certificates. On receipt of instructions or forms acceptable to the Transfer Agent to transfer to any other face-amount certificate offered by the Company or to transfer the ownership of the face-amount certificates to the name of a new owner, change the name or address of the present owner or take other legal action, the Transfer Agent will take such action as is requested.

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         (d)      Right to Seek Assurance. The Transfer Agent may refuse to
                  transfer, exchange or redeem face-amount certificates of the Company or take any action requested by a certificate owner until it is satisfied that the requested transaction or action is legally authorized or until it is satisfied there is no basis for any claims adverse to the transaction or action. It may rely on the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code as adopted in the applicable jurisdiction. The Company shall indemnify the Transfer Agent for any act done or omitted to be done in reliance on such laws or for refusing to transfer, exchange or surrender face-amount certificates or taking any requested action if it acts on a good faith belief that the transaction or action is illegal or unauthorized.

         (e)      Certificate Owner Records, Reports and Services.

                  (1) The Transfer Agent shall maintain all certificate owner accounts, which shall contain all required tax, legally imposed and regulatory information; shall provide certificate owners, and file with federal and state agencies, all required tax and other reports pertaining to certificate owners accounts; shall prepare certificate owner mailing lists; shall cause to be printed and mailed all required prospectuses, and other mailings to certificate owners ; and shall provide other transfer agent services as the Company and the Transfer Agent shall agree.

                  (2) The Transfer Agent shall respond to all valid inquiries related to its duties under this Agreement.

                  (3) The Transfer Agent shall create and maintain all records in accordance with all applicable laws, rules and regulations, including, but not limited to, the records required by Section 31(a) of the Investment Company Act of 1940.

         (f) Interest. The Transfer Agent shall prepare and present the necessary report to the Custodian, or another person as directed by the Company and shall cause to be prepared and transmitted the payment of interest or cause to be recorded the investment of such interest in applicable face-amount certificates of the Company or as directed by instructions or forms acceptable to the Transfer Agent.

         (g) Confirmations and Statements. The Transfer Agent shall confirm each transaction either at the time of the transaction or through periodic reports as may be legally permitted.

         (h) Lost or Stolen Checks. The Transfer Agent will replace lost or stolen


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                  checks issued to the certificate owners upon receipt of
                  proper notification and will maintain any stop payment orders against the lost or stolen checks as it is economically desirable to do.

         (i) Reports to Company. The Transfer Agent will provide reports pertaining to the services provided under this Agreement as the Company may request to ascertain the quality and level of services being provided or as required by law.

         (j) Other Duties. The Transfer Agent may perform other duties for additional compensation if agreed to in writing by the parties to this Agreement.

6.       Ownership and Confidentiality of Records.

         (a) General. The Transfer Agent agrees that all records prepared or maintained by it relating to the services to be performed by it under the terms of this Agreement are the property of the Company and may be inspected by the Company or any person retained by the Company at reasonable times. The Company and Transfer Agent agree to protect the confidentiality of those records.

         (b)      Regulation S-P.

                  (1) In accordance with Regulation S-P of the Securities and Exchange Commission, "Nonpublic Personal Information" includes (1) all personally identifiable financial information; (2) any list, description, or other grouping of consumers (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available information; and (3) any information derived therefrom.

                  (2) The Transfer Agent must not use or disclose Nonpublic Personal Information for any purpose other than to carry out the purpose for which Nonpublic Personal Information was provided to the Transfer Agent as set forth in this Agreement, and agrees to cause the Transfer Agent, and its employees, agents, representatives, or any other party to whom the Transfer Agent may provide access to or disclose Nonpublic Personal Information to limit the use and disclosure of Nonpublic Personal Information to that purpose.

                  (3) The Transfer Agent agrees to implement appropriate measures designed to ensure the security and confidentiality of Nonpublic Personal Information, to protect such information against any anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to, or use of, Nonpublic Personal Information that could result in substantial

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                           harm or inconvenience to any certificate owner ;
                           the Transfer Agent further agrees to cause all its agents, representatives, subcontractors, or any other party to whom the Transfer Agent may provide access to, or disclose, Nonpublic Personal Information to implement appropriate measures designed to meet the objectives set forth in this paragraph.

                  (4) With respect only to the provisions of this Section 6(b), the Transfer Agent agrees to indemnify and hold harmless the Company, and any officer or director of the Company, against losses, claims, damages, expenses, or liabilities to which the Company , or any officer or director of the Company, may become subject as the result of (1) a material breach of the provisions of this section of the Agreement or (2) any acts or omissions of the Transfer Agent, or of any of its officers, directors, employees, or agents, that are not in substantial accordance with this Agreement, including, but not limited to, any violation of any federal statute or regulation. Notwithstanding the foregoing, no party shall be entitled to indemnification pursuant to this Section 6(b)(4) if such loss, claim, damage, expense, or liability is due to the willful misfeasance, bad faith, gross negligence, or reckless disregard of duty by the party seeking indemnification.

7. Action by Board and Opinion of Counsel. The Transfer Agent may rely on resolutions of the Board of Directors (the "Board") and on opinion of counsel for the Company.

8. Duty of Care. It is understood and agreed that, in furnishing the Company with the services as herein provided, neither the Transfer Agent, nor any officer, director or agent thereof shall be held liable for any loss arising out of or in connection with their actions under this Agreement so long as they act in good faith and with due diligence, and are not negligent or guilty of any willful misconduct. It is further understood and agreed that the Transfer Agent may rely upon information furnished to it reasonably believed to be accurate and reliable. In the event the Transfer Agent is unable to perform its obligations under the terms of this Agreement because of an act of God, strike or equipment or transmission failure reasonably beyond its control, the Transfer Agent shall not be liable for any damages resulting from such failure.

9. Term and Termination. This Agreement shall become effective on the date first set forth above and shall continue in effect from year to year thereafter as the parties may mutually agree; provided that either party may terminate this Agreement by giving the other party notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice. In the event such notice is given by the Company, it shall be accompanied by a vote of the Board, certified by the Secretary, electing to terminate this

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         Agreement and designating a successor transfer agent or transfer agents. Upon such termination and at the expense of the Company, the Transfer Agent will deliver to such successor a certified list of owners of certificates (with name, address and taxpayer identification or Social Security number), a historical record of the account of each certificate owner and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by the Transfer Agent under this Agreement in the form reasonably acceptable to the Company, and will cooperate in the transfer of such duties and responsibilities, including provisions for assistance from the Transfer Agent's personnel in the establishment of books, records and other data by such successor or successors.

10. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

11. Subcontracting. The Company agrees that the Transfer Agent may subcontract for certain of the services described under this Agreement with the understanding that there shall be no diminution in the quality or level of the services and that the Transfer Agent remains fully responsible for the services. Except for out-of-pocket expenses identified in Schedule B, the Transfer Agent shall bear the cost of subcontracting such services, unless otherwise agreed by the parties.

12.      Miscellaneous.

         (a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

         (b) This Agreement shall be governed by the laws of the State of Minnesota.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year written above.


AMERIPRISE CERTFICATE COMPANY


By:  /s/ William F. ("Ted") Truscott
     -------------------------------
         William F. ("Ted") Truscott
         President


RIVERSOURCE SERVICE CORPORATION


By:  /s/ Amy K. Johnson
     -------------------------------
         Amy K. Johnson
         President

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SCHEDULE A

                        COMPENSATION TO TRANSFER AGENT

For services provided under this Agreement, the Transfer Agent shall be paid the fees and costs described in Section I of this Schedule. Section 2 of this Schedule describes computation, invoicing and payment terms.

1. COMPENSATION ITEMS
   ------------------

A. FEES. The Transfer Agent shall be paid a monthly fee for each month during the term of this Agreement in an amount equal to one-twelfth of $20.00 per certificate owner account maintained by the Transfer Agent under this Agreement. For these purposes, the number of certificate owner accounts in a month shall be an average of the number of such accounts on the first and last days of the month.

B. EFFECTIVE PERIOD; MATERIAL CHANGES. The fees set out in this Schedule shall be effective until the parties agree otherwise.

2. COMPUTATION, INVOICING AND PAYMENT TERMS
   ----------------------------------------

Each month, the Transfer Agent shall prepare an invoice setting forth the amount payable by the Company under this Agreement. The fees described herein shall be paid by the Company monthly in arrears within five (5) business days after receipt by the Company of the invoice for such month.

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SCHEDULE B

                            OUT-OF-POCKET EXPENSES

The Company shall reimburse the Transfer Agent monthly for the following out-of-pocket expenses:

o printing, paper, envelopes and postage for interest notices, interest checks, records of account, purchase confirmations, exchange confirmations and surrender confirmations, surrender checks, confirmations on changes of address and any other communication (other than prospectuses) required to be sent to certificate owners, and envelopes and postage for prospectuses;

o        stop orders;

o        outgoing wire charges; and

o other expenses incurred at the request or with the consent of the Company.

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